APPENDIX D

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

"Acquisition Sub" means 4398009 Canada Inc., a corporation incorporated under the CBCA and being a direct or indirect wholly-owned subsidiary of Parent;

(b)

"Affiliate" has the meaning ascribed thereto in the CBCA;

(c)

"Amalco" means the corporation continuing from the Amalgamation;

(d)

"Amalco Board of Directors" means the board of directors of Amalco;

(e)

"Amalco Common Share" means a common share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.1;

(f)

"Amalco Redeemable Preferred Share" means a redeemable preferred share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in Schedule 1.1;

(g)

"Amalco Shares" means the Amalco Common Shares and the Amalco Redeemable Preferred Shares;

(h)

"Amalgamation" means the amalgamation of the Company, IPI and ECP GPII;

(i)

"Arrangement" means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 9.1 of the Arrangement Agreement or ARTICLE 5 hereof;

(j)

"Arrangement Agreement" means the agreement dated May 1, 2007 among Parent, Acquisition Sub and the Company, as may be amended in accordance with section 9.1 thereof, providing for, among other things, the Arrangement;

(k)

"Arrangement Resolution" means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule A;

(l)

"Articles of Arrangement" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made;

(m)

"Business Day" means any day, other than a Saturday or Sunday, on which banks are open for business in each of Montreal, Québec, Canada and Bradenton, Florida, United States of America;

(n)

"CBCA" means the Canada Business Corporations Act, as amended;

(o)

"Certificate of Arrangement" means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

(p)

"Circular" means the notice of the Meeting and accompanying management proxy circular, including all schedules thereto, to be sent by the Company to Shareholders in connection with the Meeting;

(q)

"Common Shares" means the common shares in the capital of the Company;

(r)

"Company" means Intertape Polymer Group Inc., a corporation incorporated under the CBCA;

(s)

"Court" means the Superior Court of Québec;

(t)

"Depositary" means CIBC Mellon Trust Company at its offices set out in the Letter of Transmittal;

(u)

"Director" means the Director appointed pursuant to section 260 of the CBCA;

(v)

"Dissent Rights" means the rights of dissent in respect of the Arrangement described in section 3.1;

(w)

"Dissenting Holder" means any Shareholder who has properly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(x)

"Effective Date" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(y)

"Effective Time" means 08:00 a.m. (Montreal time) on the Effective Date;

(z)

"ECP GPII" means ECP GP II Inc., a corporation incorporated under the CBCA;

(aa)

"ECP GPII Shares" means the common shares in the capital of ECP GPII;

(bb)

"ESOP" means the Company’s executive Stock Option Plan, as amended and consolidated as of June 2, 2004;

(cc)

"Final Order" means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(dd)

"Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, bureau, official, ministry, Crown corporation, court or tribunal having or purporting to have jurisdiction over Parent, the Company or any of its Subsidiaries, or exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over Parent, the Company or any of its Subsidiaries;

(ee)

"Interim Order" means the interim order of the Court as contemplated by section 2.3 of the Arrangement Agreement, providing for, among other things, the calling and holding of the Meeting, as such order may be amended;

(ff)

"IPI" means Intertape Polymer Inc., a corporation incorporated under the CBCA;

(gg)

"IPI Shares" means the Class A, Class B, Class C, Class D and Class E shares in the capital of IPI;

(hh)

"ITA" means the Income Tax Act (Canada), as amended;

(ii)

"Letter of Transmittal" means the letter of transmittal to be forwarded by the Company to Shareholders in connection with the Arrangement, in the form accompanying the Circular;

(jj)

"Mailing Date" means the date of mailing of the Circular to Shareholders;

(kk)

"Meeting" means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(ll)

"Notice of Dissent" means a notice given in respect of the exercise of Dissent Rights as contemplated in the Interim Order and as described in Article 3;

(mm)

"Option" means any of the outstanding stock options to purchase Common Shares and, following the Amalgamation, Amalco Common Shares granted by the Company under the ESOP;

(nn)

"Optionholders" means the holders of Options;

(oo)

"Parent" means Tape Holdings Inc., a corporation existing under the laws of the State of Delaware;

(pp)

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental authority or other entity;

(qq)

“PIC” means Polymer International Corp., a company existing under the laws of the Commonwealth of Virginia;

(rr)

“Rights” means the rights pursuant to the Rights Plan;

(ss)

“Rights Plan” means the Shareholders’ rights plan of the Company established pursuant to the amended and restated shareholders protection rights plan agreement dated as of June 14, 2006 between the Company and CIBC Mellon Trust Company;

(tt)

"Shareholders" means the holders of Common Shares whose names appear in the register of holders of Common Shares maintained by or on behalf of the Company and, where the context so provides, includes joint holders of such Common Shares;

(uu)

"Subsidiary" has the meaning ascribed thereto in the CBCA; and

(vv)

"Transfer Agent" means CIBC Mellon Trust Company.

1.2

Interpretation Not Affected by Headings, Etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to "Article" or "section" followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereunder" and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.3

Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) "include", "includes" and "including" shall be deemed to be followed by the words "without limitation".

1.4

Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5

Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6

Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States of America and "$" refers to United States dollars.

1.7

Statutes

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulations or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE 2
ARRANGEMENT

2.1

Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement.

2.2

Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, IPI and ECP GPII, (ii) Parent and Acquisition Sub, (iii) all Shareholders and beneficial owners of Common Shares, and (iv) all registered and beneficial owners of Options.

2.3

Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, in each case effective at the Effective Time or the time otherwise specified below:

(a)

the Rights Plan shall be terminated and all Rights shall be cancelled without any payment in respect thereof;

(b)

The Company, IPI and ECP GPII (sometimes referred to hereinafter as "predecessor corporations") will amalgamate to form Amalco with the same effect as if section 186 of the CBCA were applicable to the Amalgamation, and in connection with the Amalgamation:

(i)

each Common Share held by a Shareholder will be converted into an Amalco Common Share;

(ii)

all ECP GPII Shares held by IPI will be cancelled for no consideration;

(iii)

each IPI Share held by PIC will be converted into an Amalco Redeemable Preferred Share;

(iv)

all IPI Shares held by the Company will be cancelled for no consideration;

(v)

Amalco will possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the predecessor corporations;

(vi)

a conviction against, or ruling, order or judgment in favour or against a predecessor corporation may be enforced by or against Amalco;

(vii)

the Articles of Arrangement will be deemed to be the articles of amalgamation of Amalco and, except for the purposes of Section 104(1) of the CBCA, the Certificate will be deemed to be the certificate of amalgamation of Amalco;

(viii)

the name of Amalco shall be "Intertape Polymer Group Inc.";

(ix)

the registered office of Amalco shall be in the City of Montreal, in the Province of Québec;

(x)

the authorized capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares;

(xi)

there shall be no restrictions on the business which Amalco is authorized to carry on or on the powers Amalco may exercise;

(xii)

the by-laws of Amalco shall be the by-laws of the Company until repealed, amended, altered or added to;

(xiii)

the number of directors of Amalco shall be such number not less than one (1) and not more than ten (10) as the Amalco Board of Directors may from time to time determine;

(xiv)

the directors of Amalco may appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of Amalco, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of Amalco; and

(xv)

the number of the first directors shall be three and the first directors of Amalco shall be the persons set out below, who shall hold office until the first annual meeting of Amalco or until their successors are elected or appointed:

First name, initials and surname	Address for service, giving Street & No.	Resident Canadian: Yes or No
Michael Klein	115 East Putnam Avenue Greenwich, Connecticut 06830	No
Edmund Feeley	115 East Putnam Avenue Greenwich, Connecticut 06830	No
Warren Katz	112 Laporte Dollard-des-Ormeaux, Quebec H9A 3E4	Yes

(c)

one minute following the completion of the transactions in Section 2.3(b), each Amalco Redeemable Preferred Share held by PIC shall be transferred to Acquisition Sub in exchange for $1.00 per Amalco Redeemable Preferred Share;

(d)

one minute following the completion of the transactions in Section 2.3(c), each Amalco Common Share outstanding at the Effective Time (including any Amalco Common Shares issued pursuant to the exercise of Options) and held by a Shareholder other than (i) a Dissenting Holder who is ultimately entitled to be paid the fair value of the Common Shares held by such Dissenting Holder or (ii) Parent, Acquisition Sub or any Affiliate thereof (which shall not be exchanged under the Arrangement and shall remain outstanding as a Amalco Common Share held by Parent, Acquisition Sub or any Affiliate thereof), shall be transferred to Acquisition Sub in exchange for $4.76 in cash per Amalco Common Share;

(e)

notwithstanding the terms of the ESOP, concurrently with the transaction contemplated by 2.3(d), each Option that has not been duly exercised prior to the Effective Time shall, without any further action by or on behalf of any Optionholder, cease to be exercisable by the Optionholder and cancelled in exchange for a cash payment from Amalco equal to an amount (if any) equal to (i) the product of the number of Amalco Common Shares underlying the Options held by such Optionholder and $4.76, less (ii) the aggregate exercise price payable under such Options by the Optionholder to acquire the Amalco Common Shares underlying such Options, less applicable withholdings;

(f)

the names of the holders of the Amalco Common Shares transferred to Acquisition Sub shall be removed from the applicable registers of holders of Amalco Common Shares and Acquisition Sub shall be recorded as the registered holder of the Amalco Common Shares so acquired and shall be deemed the legal and beneficial owner thereof; and

(g)

the ESOP shall be terminated.

ARTICLE 3
RIGHTS OF DISSENT

3.1

Rights of Dissent

(a)

Shareholders may exercise pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 the right of dissent in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order (the "Dissent Rights"); provided that notwithstanding Section 190(5) of the CBCA, the written objection of the Arrangement Resolution referred to in Section 190(5) of the CBCA must be received by Acquisition Sub no later than 5:00 p.m. (Montreal time) on the date that is two Business Day before the Meeting. Holders who duly exercise such Dissent Rights and who:

(i)

are ultimately entitled to be paid fair value for their Common Shares shall be deemed to have transferred the Amalco Common Shares received on the Amalgamation to Acquisition Sub on the Effective Date contemporaneously with the event described in section 2.3(d) in exchange for the fair value of such Amalco Common Shares; or

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder.

(b)

In no circumstances shall the Company, Acquisition Sub or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Common Shares in respect of which such rights are sought to be exercised.

(c)

For greater certainty, in no case shall Parent, Acquisition Sub, the Company or any other Person be required to recognize Dissenting Holders as holders of Common Shares or Amalco Common Shares after the Effective Time, and the names of such Dissenting Holders shall be deleted from the register of Shareholders on the Effective Date at the same time as the event described in section 2.3(d) occurs.

(d)

In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Options and (b) Shareholders who vote, or are deemed to have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1

Exchange of Certificates for Cash

(a)

At or before the time of filing of the Articles of Arrangement, Acquisition Sub shall deposit with the Depositary in escrow for the benefit of Shareholders, cash in the aggregate amount equal to the payments contemplated by section 2.3(d). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were converted into Amalco Common Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Parent shall cause the Depositary to deliver to such Shareholder, the cash which such Shareholder has the right to receive under the Arrangement for such Common Shares, less any amounts withheld pursuant to section 4.3 and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Acquisition Sub.

(b)

Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this section 4.1, less any amounts withheld pursuant to section 4.3. Any such certificate formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in Amalco, the Company, Parent or Acquisition Sub. On such date, all Amalco

Common Shares to which the former holder of such certificate was entitled shall be deemed to have been surrendered to Acquisition Sub and cash to which such former holder was entitled shall be deemed to have been surrendered to Parent.

(c)

At or before the Effective Time, the Company shall deposit with the Depositary the amount of cash required to satisfy the payment obligations of the Company pursuant to section 2.3(d) such amount to be held for purposes of such obligations. The cash shall be held in a separate interest-bearing account and any interest earned on such funds shall be for the account of the Company. On or as soon as practicable after the Effective Date, the Depositary shall deliver on behalf of the Company to each holder of Options as reflected on the books and records of the Company a cheque, if any, representing the payment to which such holder is entitled in accordance with sections 2.3(d) against receipt of such documentation as Parent or the Company may reasonably require acknowledging the transfer and/or termination of the Options held by such holder.

(d)

Any payment made by way of cheque by the Depositary on behalf of Acquisition Sub or the Company that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Amalco Common Shares or Options, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquisition Sub or Amalco, as applicable.

4.2

Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were converted and exchanged pursuant to section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquisition Sub and the Depositary in such sum as Acquisition Sub may direct, or otherwise indemnify Acquisition Sub and the Company in a manner satisfactory to Acquisition Sub and the Company, against any claim that may be made against Acquisition Sub and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3

Withholding Rights

Amalco, the Company, Acquisition Sub, Parent and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder and

Optionholder, such amounts as Amalco, the Company, Acquisition Sub, Parent or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Common Shares or Optionholder, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
AMENDMENTS

5.1

Amendments to Plan of Arrangement

(a)

The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Parent and Acquisition Sub, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Meeting (provided that Parent and Acquisition Sub shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Company, Parent and Acquisition Sub (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Shareholder.

(e)

This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in section 2.3 in accordance with the terms of the Arrangement Agreement.

ARTICLE 6
FURTHER ASSURANCES

6.1

Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

6.2

Paramountcy

From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all rights related to Common Shares and Options issued prior to the Effective Time, (b) the rights and obligations of the Shareholders and Optionholders and any trustee and transfer agent therefore, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Common Shares or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SCHEDULE “A”
ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act involving Intertape Polymer Group Inc. (the “Corporation”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of the Corporation accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Schedule “B” to the Agreement (the “Agreement”) made by and amongst Tape Holdings Inc., 4398009 Canada Inc. and the Corporation (as the Plan of Arrangement may be or may have been modified or amended) is hereby authorized, approved and adopted.

3.

The Agreement, the actions of the directors of the Corporation in approving the Agreement and the actions of the directors and officers of the Corporation in executing and delivering the Agreement and any amendments thereto are hereby ratified and confirmed.

4.

Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Justice (Québec), the directors of the Corporation are hereby authorized and empowered without further notice to or approval of the shareholders of the Corporation (i) to amend the Agreement or the Plan of Arrangement to the extent permitted by the Agreement, and (ii) subject to the terms of the Agreement, not to proceed with the Arrangement.

5.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the seal of the Corporation or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the Act in accordance with the Agreement for filing.

6.

Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby.

SCHEDULE “1.1”
PROVISIONS ATTACHING TO THE AMALCO SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares and the Redeemable Preferred Shares shall be the following:

A.

COMMON SHARES

1.

Voting Rights

Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of Amalco and to vote thereat, except meetings at which only holders of a specified class of shares or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares shall be entitled to one vote in respect of each Common Share held by such holder.

2.

Dividends

The Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Amalco, to receive and Amalco shall pay thereon, as and when declared by the board of directors out of moneys of Amalco properly applicable to the payment of dividends, non-cumulative dividends in such amount or in such form at such rate and on such class of shares as the directors may from time to time determine.

3.

Liquidation, Dissolution or Winding-Up

In the event of any liquidation, dissolution or winding-up of Amalco or other distribution of assets of Amalco among its shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Amalco, all of the property and assets of Amalco available for distribution to the holders of the Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares without preference or distinction.

B.

Redeemable Preferred Shares

1.

Voting Rights

The holders of the Redeemable Preferred Shares shall be entitled to receive notice of and to attend and vote at all meetings of the shareholders of Amalco (except where the holders of a specified class of shares are entitled to vote separately as a class as provided in the Act) and each Redeemable Preferred Share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of Amalco.

2.

Dividends

The holders of the Redeemable Preferred Shares shall in each calendar month in the discretion of the directors, but always in preference and priority to any payment of dividends on the Common Shares for such calendar month, for each Redeemable Preferred Share held be entitled to non-cumulative dividends at the rate of 0.67% per month of the amount at which each such each Redeemable Preferred Share may be redeemed; if in any fiscal year, after providing for the full dividend on the Redeemable Preferred Shares, there shall remain any profits or surplus available for dividends, such profits or surplus, or any part thereof, may, in the discretion of the directors, be applied to dividends on the Common Shares; the holders of the Redeemable Preferred Shares shall not be entitled to any dividends other than or in excess of the non-cumulative dividends in the amount hereinbefore provided for.

3.

Redemption

Amalco may, at its option, redeem all or from time to time any part of the outstanding Redeemable Preferred Shares on payment to the holders thereof, for each share to be redeemed, of the sum of $1.00 per share, together with all dividends declared thereon and unpaid. Before redeeming any Redeemable Preferred Shares Amalco shall mail to each person who, at the date of such mailing, is a registered holder of shares to be redeemed, notice of the intention of Amalco to redeem such shares held by such registered holder; such notice shall be mailed by ordinary prepaid post addressed to the last address of such holder as it appears on the records of Amalco or, in the event of the address of any such holder not appearing on the records of Amalco, then to the last known address of such holder, at least 30 days before the date specified for redemption; such notice shall set out the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed are to be redeemed, the number thereof so to be redeemed; on or after the date so specified for redemption Amalco shall pay or cause to be paid the redemption price to the registered holders of the shares to be redeemed, on presentation and surrender of the certificates for the shares so called for redemption at such place or places as may be specified in such notice, and the certificates for such shares shall thereupon be cancelled, and the shares represented thereby shall thereupon be redeemed. In case a part only of the outstanding Redeemable Preferred Shares is at any time to be redeemed, the shares to be redeemed shall be selected, at the option of the directors, either by lot in such manner as the directors in their sole discretion shall determine or as nearly as may be pro-rata (disregarding fractions) according to the number of Redeemable Preferred Shares held by each holder. In case a part only of the Redeemable Preferred Shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of Amalco. From and after the date specified for redemption in such notice, the holders of the shares called for redemption shall cease to be entitled to dividends and shall not be entitled to any rights in respect thereof, except to receive the redemption price, unless payment of the redemption price shall not be made by Amalco in accordance with the foregoing provisions, in which case the rights of the holders of such shares shall remain unimpaired. On or before the date specified for redemption Amalco shall have the right to deposit the redemption price of the shares called for redemption in a special account with any chartered bank or trust company in

Canada named in the notice of redemption, such redemption price to be paid to or to the order of the respective holders of such shares called for redemption upon presentation and surrender of the certificates representing the same and, upon such deposit being made, the shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the several holders thereof, after such deposit, shall be limited to receiving, out of the moneys so deposited, without interest, the redemption price applicable to their respective shares against presentation and surrender of the certificates representing such shares.

4.

Retraction

(a)

Subject to paragraph 4(b) below, a holder of Redeemable Preferred Shares shall be entitled to require Amalco to redeem at any time and from time to time after the date of issue of any Redeemable Preferred Shares, upon giving notice as hereinafter provided, all or any number of the Redeemable Preferred Shares registered in the name of such holder on the books of Amalco at a redemption price per share of $1.00 together with all dividends declared thereon and unpaid. A holder of Redeemable Preferred Shares exercising his option to have Amalco redeem, shall give notice to Amalco, which notice shall set out the date on which Amalco is to redeem, which date shall not be less than 10 days nor more than 30 days from the date of mailing of the notice, and if the holder desires to have less than all of the Redeemable Preferred Shares registered in his name redeemed by Amalco, the number of the holder's shares to be redeemed. The date on which the redemption at the option of the holder is to occur is hereafter referred to as the "option redemption date". The holder of any Redeemable Preferred Shares may, with the consent of Amalco, revoke such notice prior to the option redemption date. Upon delivery to Amalco of a share certificate or certificates representing the Redeemable Preferred Shares which the holder desires to have Amalco redeem, Amalco shall, on the option redemption date, redeem such Redeemable Preferred Shares by paying to the holder the redemption price therefor. Upon payment of the redemption price of the Redeemable Preferred Shares to be redeemed by Amalco, the holders thereof shall cease to be entitled to dividends or to exercise any rights of holders in respect thereof.

(b)

If the redemption by Amalco on any option redemption date of all of the Redeemable Preferred Shares to be redeemed on such date would be contrary to any provisions of the Act or any other applicable law, Amalco shall be obligated to redeem only the maximum number of Redeemable Preferred Shares which Amalco determines it is then permitted to redeem, such redemptions to be made pro—rata (disregarding fractions of shares) according to the number of Redeemable Preferred Shares required by each such holder to be redeemed by Amalco and Amalco shall issue new certificates representing the Redeemable Preferred Shares not redeemed by Amalco; Amalco shall, before redeeming any other Redeemable Preferred Shares, redeem in the manner contemplated by paragraph 3 on the first day of each month thereafter the maximum number of such Redeemable Preferred Shares as would not then be contrary to any provisions of the Act or any other applicable law, until all of such shares have been redeemed, provided that Amalco shall be under no obligation to give any notice to the holders of the Redeemable Preferred Shares in respect of such redemption or redemptions as provided for in paragraph 3.

5.

Adjustment to the Redemption Price

In the case of Redeemable Preferred Shares issued by Amalco for a consideration other than cash, the applicable redemption price will be subject to a proportionate increase or decrease so that the aggregate redemption price of Redeemable Preferred Shares so issued equals the fair market value of the consideration so received at that time. In the event that the Minister of National Revenue or any other competent taxing authority should make or propose to make an assessment or reassessment of income tax or any other tax on the basis that the true fair market value for such consideration so received differs from the said aggregate redemption price, the redemption price of the Redeemable Preferred Shares issued for such consideration will be increased or decreased to an amount such that the aggregate redemption price thereof equals the fair market value of the consideration so received. Such value shall be that determined in an assessment or reassessment by such taxing authority against which no appeal is taken, or as agreed upon by Amalco or the holder of such Redeemable Preferred Shares and the said taxing authority in settlement of a dispute regarding such an assessment, reassessment or proposed assessment or reassessment or as finally established by a court or tribunal of competent jurisdiction on appeal from such assessment or reassessment.

6.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, the holders of the Redeemable Preferred Shares shall be entitled to receive, before any distribution of any part of the assets of Amalco among the holders of any other shares, for each Redeemable Preferred Share, an amount of $1.00 per share (which sum will be increased or decreased proportionately with any increase or decrease in the redemption price) and any dividends declared thereon and unpaid and no more.

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